UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EXCO RESOURCES, INC.

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EXCO Resources, Inc.

12377 Merit Drive, Suite 1700, Dallas, Texas 75251

Investor Relations Contact: Chris Peracchi (214) 368-2084

FAX (972) 367-3559

EXCO RESOURCES, INC. RECEIVES CONTINUED

LISTING STANDARD NOTICE FROM NYSE

DALLAS, TEXAS, August 3, 2015…EXCO Resources, Inc. (NYSE:XCO) (“EXCO” or the “Company”) today announced that on July 30, 2015, EXCO was notified by the New York Stock Exchange (“NYSE”) of its noncompliance with continued listing standards because the average closing price of its common shares over a period of 30 consecutive trading days had fallen below $1.00 per share, which is the minimum average closing price per share required to maintain listing on the NYSE.

Under the NYSE rules, during the six-month period from the date of the NYSE notice, EXCO can regain compliance if the price per share of EXCO’s common shares on the last trading day of any calendar month within such period and the 30 trading day average price per common share for that month is at least $1.00. During this period, subject to EXCO’s compliance with other NYSE continued listing requirements, EXCO’s common shares will continue to be traded on the NYSE under the symbol “XCO” but will have an added designation of “.BC” to indicate the status of the common shares as below compliance.

EXCO intends to notify the NYSE of its intent to cure this noncompliance and is currently exploring its options for regaining compliance, including by way of effecting a reverse share split, subject to the approval of EXCO’s shareholders. The Company anticipates that a reverse share split, when completed, will cure the deficiency and the Company will regain compliance with the NYSE continued listing requirement. If EXCO is unable to regain compliance, the NYSE will initiate procedures to suspend and delist EXCO’s common shares.

The NYSE notification does not affect EXCO’s business operations or its Securities and Exchange Commission (“SEC”) reporting requirements and does not conflict with or cause an event of default under any of the Company’s material debt agreements. Furthermore, the NYSE notice is not related to the NYSE continued listing requirement that a listed company have a market capitalization of at least $50 million. Based on the closing price of the Company’s common stock on August 3, 2015, the Company’s market capitalization was approximately $158 million. A reverse share split would not be expected to affect the Company’s market capitalization.

Harold L. Hickey, EXCO’s Chief Executive Officer and President, said “The negative commodity price outlook has weighed on the market sentiment for small-cap E&P companies and, as a group, we’ve been negatively impacted. Our shares have traded below $1.00 per share for a period of time long enough for the NYSE to issue a non-compliance notice. The notice begins a lengthy process of approximately six months, during which EXCO can regain compliance by trading above an average price of $1.00 for 30 trading days. Regaining compliance can be accomplished by improvements in market sentiment or a reverse share split of our equity that would be subject to shareholder approval. We will be closely monitoring the situation, and we expect to remain listed on the NYSE.”

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and the Appalachia region.

Additional information about EXCO Resources, Inc. may be obtained by contacting Chris Peracchi, EXCO’s Vice President of Finance and Investor Relations, and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: the continued listing of EXCO’s common shares on the NYSE, the trading price of EXCO’s common shares on the NYSE, continued volatility in the oil and gas markets, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.